EMPLOYMENT AGREEMENT


     This Employment Agreement (the "Agreement") is made as of the first day of January, 1999, by and between MOTO PHOTO, INC., a Delaware corporation ("Employer"), and Lloyd F. Noland ("Employee"). This Agreement is based on the following understandings:

     a. The parties desire to enter into an employment relationship on the terms and conditions set forth in this Agreement.

     b. During the term of his employment, Employee will receive access to proprietary information and/or trade secrets relating to Employer's business, its franchisees, and its business contacts which are of a highly confidential, unique, and valuable nature. In addition, Employee may be adding to confidential information of Employer.

     c. The parties acknowledge that Employer would suffer great loss and damage if any Confidential Information (as defined in Section 4 of this Agreement) is divulged at any time other than for the benefit of Employer.

     d. The parties further acknowledge that Employee may establish close working relationships with valued employees of Employer and its franchisees and that Employer's business may suffer substantial harm if, upon the termination of Employee's employment with Employer, Employee should thereafter employ or attempt to employ, directly or indirectly, certain personnel of Employer, its franchisees, or their employees.



     Accordingly, the parties agree as follows:

     1. DUTIES. Employer hereby employs Employee, for the term of this Agreement, as Senior Vice President of Marketing, and Employee hereby accepts such employment upon the terms and conditions specified in this Agreement. During the term of his employment with Employer, Employee shall report to the President and Chief Operating Officer and shall have the following duties:

          1.1 Employee shall serve as head of Employer's Marketing Department, directing other Marketing staff;

          1.2 Employee shall be responsible for developing marketing strategies for Employer-owned stores and franchised stores; and

          1.3 Employee will perform such other duties as directed from time to time by the President of Employer and/or the Board of Directors of Employer.

2.   ANNUAL COMPENSATION

     2.1 Base Compensation. As base compensation for Employee's services to Employer during the period August 3, 1998 through March 31, 1999, Employer shall pay Employee a regular salary, which shall be prorated, at the rate of One Hundred Thirty-Five Thousand Dollars ($135,000) per employment year (April 1 to March 31), payable in such manner as Employer pays its other executives. Thereafter, Employer shall pay Employee a salary determined as provided in
Section 2.3 of this Agreement.

     2.2 Bonus. Employee shall not be entitled to a bonus for fiscal year 1998. Employee shall be entitled to a bonus of not less than $20,000 for the fiscal year January 1, 1999 to December 31, 1999, calculated as provided in this
Section 2.2. Thereafter, Employee's bonus, if any, shall be determined as provided in Section 2.3 of this Agreement. Employee's bonus for fiscal year 1999 shall be calculated as follows: Employer's Board of Directors shall, in December 1998, set a profit goal for Employer for calendar year 1999, based on Employer's pre-tax income for 1999. If Employer's pre-tax income exceeds the profit goal set by the Board of Directors for calendar year 1999, Employee's bonus shall be $20,000 plus three percent (3%) of any income in excess of the profit goal set by the Board of Directors. No later than March 30 of each year, Employer's independent CPA firm shall calculate pre-tax income and its determination shall be binding. In calculating pre-tax income, the CPA firm shall include gains or losses from the sale of company stores and shall add back to the pre-tax income of Employer any bonuses of Employer's executives (including Employee) who have a bonus based on pre-tax income of Employer. Any bonus, to the extent due according to the calculation in this Section, will be paid by March 30 of the following year.

     2.3 Annual Review. By April 1 of each year of this Agreement, Employer will review the compensation of Employee for the subsequent employment year. The base salary may be increased and the bonus, if any, may be adjusted either higher or lower.

     2.4 Sign-on Bonus. Employer shall pay Employee a sign-on bonus of $15,000. Employee acknowledges that he has received this sign-on bonus.

     2.5 Relocation Expenses. Employer shall reimburse Employee for his relocation expenses as set forth in Employer's relocation policy, provided, however, that instead of the allocation for temporary living expenses as provided in the policy, Employer shall pay Employee $1,200 per month for the period August through December 1998. As an inducement to Employer to employ Employee and to pay such additional living expenses, Employee shall sign a promissory note substantially in the form set forth as Exhibit A to this Agreement and in the principal amount equivalent to all relocation expenses paid to Employee pursuant to this Agreement. Employee shall sign the promissory note upon execution of this Agreement.

     3. TERM. The term of this Agreement shall commence January 1, 1999, and shall continue thereafter until December 31, 2001. Commencing January 1, 2001, the term of this Agreement shall be extended so that it shall always be for a period of one year until and unless either party gives the other party a one year notice to terminate Employee's employment under this Agreement or Employee's employment is sooner terminated in accordance with Section 10 of this Agreement.

4.   RESTRICTIVE COVENANTS.

     4.1 Duties. During the term of this Agreement, Employee shall devote his best efforts and full time, subject to Section 5 of this Agreement, to advance the business and welfare of Employer. Employee shall take no action against the best interest of Employer, and he shall pursue no business interests during the term of this Agreement which conflict with his employment with Employer.

     4.2 Covenant Not to Compete. Employee acknowledges that Employer's activities are international in scope. During the term of this Agreement and for a period of two years after the termination of Employee's employment with Employer, its successors or assigns, Employee shall not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which competes in a material manner with Employer within a three mile radius of any business location of Employer or of any of its subsidiaries, affiliates, or franchisees. Notwithstanding the foregoing, Employee may work for a mass merchant or other large retailer which provides photoprocessing services provided Employee's services to such mass merchant/large retailer do not in any way involve, concern, or have an impact on (including through marketing or advertising advice) the mass merchant's/large retailer's photoprocessing services. Employee's ownership of less than two percent (2%) of the outstanding voting stock of any publicly-held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 4.

     4.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time, other than for the benefit of Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information; (ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or (iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such materials) the same to Employer immediately upon termination of Employee's employment with Employer or at any time before such termination upon Employer's request.

     For purposes of this Agreement, the term "Confidential Information" shall mean and include (a) any information with respect to Employer's accounts, plans, strategies, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer; and (b) manuals, files, records, software, memoranda, correspondence, drawings, designs, or other writings belonging to or in the possession of Employer or which may be produced by or come into Employer's possession in the course of Employee's employment with Employer.

     4.4 Solicitation of Employer's Employees. For a period of three years after the termination of Employee's employment with Employer, its successors or affiliates, Employee shall not (i) employ or attempt to employ, directly or indirectly, personally or through any entity in which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise), any employee of Employer, its subsidiaries or affiliates, or (ii) induce any employee of Employer, its subsidiaries or affiliates, to leave the employment of Employer, its subsidiaries or affiliates, or (iii) induce any employee of any franchisee of Employer to leave the employment of any franchisee.

     4.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 4 cannot be compensated for by monetary damages and that any remedy at law is inadequate. Accordingly, Employee agrees that, in the event of a breach of any restrictive covenant set forth in this Agreement, Employer may seek and obtain, in addition to any other legal relief available to Employer, a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 4 of this Agreement. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio.

     4.6 Reformation. In the event that any provision of this Section 4 should be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time, for too large a geographic area, or for too great a range of activities, it shall be reformed to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

     5. VACATION. Employee shall be entitled to vacation in accordance with Company policy, to be taken at such times as determined by Employee, subject to Employer's prior approval and to Employee's giving sufficient notice so that Employer's business may operate effectively in Employee's absence. Notwithstanding the foregoing, for any year during Employee's term of employment that Company policy would provide for Employee to have two week's vacation, Employee shall be entitled to three weeks' vacation.

     6. HEALTH AND INSURANCE PLANS; FRINGE BENEFITS. Employee shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance for Employee, his wife and children, subject to the terms and conditions of such plans in effect from time to time. Employee shall also be entitled to all other fringe benefits provided senior officers of Employer.

     7. REIMBURSEMENT FOR EXPENSES. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer's policies.

     8. AUTOMOBILE. During the term of this Agreement, Employer shall furnish Employee with the use of an automobile or with an automobile allowance for use on Employer's business, subject to Company policy.

     9. NOTICE. Any notice required to be given pursuant to the provisions of the Agreement shall be in writing and shall be delivered by certified mail or in person to the parties at the following addresses:

Employer:

Moto Photo, Inc.
4444 Lake Center Drive
Dayton, Ohio 45426
Attn.:  Frank M. Montano, President and Chief Operating Officer

Employee:

Lloyd F. Noland
10731 Weatherstone Court
Loveland, Ohio  45140

or at such other place as either party may designate in writing to the other.

     10.  TERMINATION.

          10.1 Termination for Cause. Employer may terminate Employee's employment under this Agreement for cause upon written notice to Employee. For purposes of this Agreement, the term "cause" means the following situations or occurrences:

               (a) Dishonesty, embezzlement, fraud, breach of fiduciary duty, actions involving moral turpitude, or conviction of a felony by Employee;or

               (b) Gross neglect of duty or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive; or

               (c) Material breach of the provisions of Section 4 of this Agreement and/or failure of Employee to sign a promissory note as provided in Section 2.5 of this Agreement.

     10.2 Challenge to Termination. Should Employee dispute that his discharge was for cause, Employee must submit his claim to arbitration in accordance with
Section 13 of this Agreement within sixty (60) days after the termination of his employment. If a discharge of Employee is eventually determined under arbitration to have been for cause, or if no arbitration is requested by Employee within sixty (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination.

     10.3 Termination Without Cause. If the termination of Employee is without cause, Employer shall be responsible for payment of compensation as outlined in
Section 2 (Compensation) of this Agreement and subject to Section 12 (Mitigation) of this Agreement. In addition, Employer and Employee agree that they shall work together for an orderly transition for the benefit of Employer.


To that end, for a period of ninety (90) days following termination of his employment, Employee shall be available to participate, at Employer's discretion, in meetings, conferences, and the like for up to fifty percent (50%) of the normal and customary work week. In return, to assist Employee in obtaining new employment, during that ninety-day period Employer shall provide Employee with an office at Employer's headquarters and secretarial and office support, including the use of the telephone, facsimile machine, and copier. Should Employer ask Employee to relocate, to regularly commute more than 75 miles from Loveland, Ohio, or to accept a substitute office or position to that specified in Section 1.1, and should Employee decline to do so and Employer therefore terminate Employee's employment, such termination shall be treated as without cause.

     10.4 Voluntary Termination. Should Employee voluntarily terminate his employment with Employer for any reason, all obligations of Employer, except for the prorated bonus described in Section 10.5 of this Agreement, shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in Section 4 of this Agreement.

     10.5 Bonus. Should termination be voluntary or involuntary without cause, Employee shall be entitled to a bonus as described in Section 2, prorated to the end of the month prior to the termination of Employee's employment.

     11. DEATH OR DISABILITY. In the event of the death of Employee, employment will terminate but Employee's spouse or estate shall receive Employee's then- current salary and the benefits contemplated by paragraphs 2, 6, 7 and 8 for ninety (90) days after Employee's death.

     If Employee is disabled and cannot perform the duties of his assignment, he will continue to receive full compensation at the time the disability began for the first six months of continuous disability. After six months of continuous disability, Employee will receive 70% of full compensation, reduced by any benefits paid under Employer's long-term disability insurance program, until the earlier of Employee's death, Employee's being able to return to work, or the expiration of this Agreement. If Employee remains continuously disabled after the expiration of this Agreement, Employee will continue to be entitled to benefits due under Employer's long-term disability insurance program.

     Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under Section 4 of this agreement.

     12. MITIGATION. In the event of the termination of this Agreement, Employee shall use his best efforts to mitigate his damages, if any, by seeking suitable employment for which he is qualified. This obligation to mitigate damages shall not affect any right Employee may have to a bonus as provided in
Section 10.5 of this Agreement.

     13. ARBITRATION. Except as provided for in Section 4.5 of this Agreement, any controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. The decision of the arbitrator(s) shall be final and binding upon all parties to this Agreement. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The expenses of arbitration shall be borne by the non-prevailing party.

     14. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law or conflict of laws provisions.

     15. ASSIGNABILITY. This Agreement is personal to Employee, and Employee shall have no right to assign it. The terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successor and assigns.

     16. WAIVER. No delay, waiver, omission or forbearance by either party to enforce any right arising out of the breach of any provision of this Agreement by the other party shall be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

     17. PARTIAL INVALIDITY. In the event that any word, phrase, clause, sentence, or other provision in this Agreement violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision in this Agreement.

     18. COMPLETE AGREEMENT; MODIFICATION. This Agreement supersedes all prior agreements, written or oral, between the parties, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

     19. CAPTIONS. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision of this Agreement.

     20. MULTIPLE COPIES. This Agreement may be executed in multiple copies, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

WITNESSES:                         EMPLOYER:

                                   MOTO PHOTO, INC.


________________________________   By_____________________________
                                       Frank M. Montano
                                       President and Chief Operating Officer

________________________________


                                    EMPLOYEE:



_________________________________       ________________________________
                                        Lloyd F. Noland


______________________________




                                PROMISSORY NOTE


     This Promissory Note (the "Note") is made as of the third day of August, 1998, by Lloyd F. Noland ("Employee") in favor of Moto Photo, Inc., a Delaware corporation ("Employer"), 4444 Lake Center Drive, Dayton, Ohio 45426. This
Note is based on the following understanding:

     Employee has been employed by Employer as Senior Vice President of Marketing pursuant to an employment agreement dated as of August 3, 1998 ("the Employment Agreement)". As an inducement to Employer to enter into the Employment Agreement, Employee agreed to repay certain relocation expenses paid Employee by Employer if Employee does not continue his employment with Employer for a specified period.

     Accordingly, Employee hereby promises to pay to Employer the sum of Forty Thousand Three Hundred Fifty-Two Dollars and Thirty-Six Cents ($40,352.36) on the following terms:

     1. Any unpaid principal shall bear interest at nine percent (9%) per year until it is paid or forgiven as provided in Paragraph 2 of this Note.

     2. So long as Employee remains employed by Employer, Employer will forgive one-fifth of the principal amount of this Note, together with accrued interest, on August 3 of each year until the note is forgiven in full.

     3. If Employee voluntarily terminates his employment with Employer, the remaining principal under this Note, together with accrued interest, shall become due and payable immediately. If Employer terminates Employee's employment, or if Employee dies or becomes permanently disabled such that he must terminate his employment with Employer, Employer shall forgive the remaining principal and accrued interest under this Note.

     4. No delay, waiver, omission or forbearance by Employer to declare a default or exercise any right arising under this Note shall constitute a waiver by Employer of any such default or of such right or as to subsequent breach or default by Employee. Subsequent acceptance by Employer of any payments due it under this Note shall not be deemed a waiver by Employer of any preceding default in payment by Employee.

     5. In the event of litigation relating to this Note, each party shall bear its own litigation expenses, court costs, and attorneys' fees.

     6. This Note shall be governed by and construed in accordance with the internal laws of the State of Ohio without reference to Ohio's choice of law or conflict of laws provisions.



                              _____________________________
                              Lloyd F. Noland